UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                  __ _____SGL Carbon Aktiengesellschaft_ ______
                                (Name of issuer)

                  Ordinary Shares, nominal value DM 5 per share
                         (Title of class of securities)

                                    784188203
                                 (CUSIP number)

                                 January 1, 1999
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               | | Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               | | Rule 13d-1 (d)

---------------------------------         -----------------------------
      CUSIP No. 784188203             13G    Page 2 of 10 Pages
---------------------------------         -----------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    138,900
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      1,772,129
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      259,330
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      1,950,466
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,209,796

-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.5%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------

---------------------------------           --------------------------------
      CUSIP No. 784188203            13G          Page 3 of 10 Pages
---------------------------------           --------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Gesellschaft fur Wertpapiersparen (DWS) Group
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
         |-|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      1,356,090
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      1,356,090
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,356,090

-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.5%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

---------------------------------        ----------------------------------
      CUSIP No. 784188203           13G            Page 4 of 10 Pages
---------------------------------        ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Gesellschaft fur Wertpapiersparen mbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      1,089,612
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      1,089,612
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,089,612

-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.2%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).      Name of Issuer:

                SGL Carbon Aktiengesellschaft (the "Issuer")

Item 1(b).      Address of Issuer's Principal Executive Offices:

                The address of the Issuer's principal executive offices is Rheingaustrasse 182, Wiesbaden, Germany 65203.

Item 2(a).      Name of Person Filing:

                This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Gesellschaft fur Wertpapiersparen (DWS) Group ("DWS Group") and Deutsche Gesellschaft fur Wertpapiersparen mbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons").

Item 2(b).      Address of Principal Business Office or, if none, Residence:

                The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                The principal place of business of DWS Group is Gruneburgweg 113-115, 60323 Frankfurt, Federal Republic of Germany.

                The principal place of business of DWS is Gruneburgweg 113-115, 60323 Frankfurt, Federal Republic of Germany.

Item 2(c).      Citizenship:

                The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).      Title of Class of Securities:

                The title of the securities is ordinary shares, nominal value DM 5 per share (the "Ordinary Shares").

Item 2(e).      CUSIP Number:

                The CUSIP number of the Ordinary Shares is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                (a) |_| Broker or dealer registered under section 15 of the Act;

                (b) |_| Bank as defined in section 3(a)(6) of the Act;

                (c) |_| Insurance  Company as defined in section 3(a)(19) of the
                        Act;

                (d) |_| Investment  Company  registered  under  section 8 of the
                        Investment Company Act of 1940;

                (e) |_| An  investment  adviser  in  accordance  with Rule 13d-1
                        (b)(1)(ii)(E);

                (f) |_| An  employee   benefit  plan,   or  endowment   fund  in
                        accordance with Rule 13d-1 (b)(1)(ii)(F);

                (g) |_| A parent holding company or control person in accordance
                        with Rule 13d-1 (b)(1)(ii)(G);

                (h) |_| A savings  association as defined in section 3(b) of the
                        Federal Deposit Insurance Act;

                (i) |_| A church plan that is excluded from the definition of an
                        investment   company  under  section   3(c)(14)  of  the
                        Investment Company Act of 1940;

                (j) |_| Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                If this statement is filed pursuant to Rule 13d-1 (c), check
                this box.   |X|

Item 4.         Ownership.

                (a)  Amount beneficially owned:

                     Each of the  Reporting  Persons  owns the amount of the
                Ordinary Shares as set forth on the applicable cover page.

                (b)  Percent of class:

                     Each of the Reporting  Persons owns the percentage of the
                 Ordinary Shares as set forth on the applicable cover page.

                (c)  Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:

                           Each of the  Reporting  Persons has the sole power
                      to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                     (ii)  shared power to vote or to direct the vote:

                           Each of the Reporting Persons has the shared power
                      to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                      (iii) sole  power  to  dispose  or  to  direct  the
                            disposition of:

                            Each of the  Reporting  Persons has the sole power
                      to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

                      (iv) shared power to dispose or to direct the disposition of:

                            Each of the Reporting Persons has the shared power
                      to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

Item 5.         Ownership of Five Percent or Less of a Class.

                Not applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                Other than the 138,900 shares held by DBAG for its own account, investment management clients of each of the Reporting Persons have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                The following are subsidiaries of DBAG and/or DWS Group which hold Ordinary Shares included in the figures on the cover pages: Morgan Grenfell Investment Services Limited, Morgan Grenfell International Fund Management Limited, Morgan Grenfell Investment Management Limited, Deutsche Fund Management Inc., Deutsche Vermogensbildungsgesellschaft mbH, Deutsche Bank Investment Management S.A., DWS (Austria) Investmentgesellschaft mbH, Finanza & Futuro S.P.A., Deutscher Herold Lebensvers.-AG der Deutschen Bank, Deutsche Bank (Suisse) S.A., Deutsche Asset Management Investmentgesellschaft mbH, and Deutsche Asset Management International GmbH.

Item 8.         Identification and Classification of Members of the Group.

                Not applicable.

Item 9.         Notice of Dissolution of Group.

                Not applicable.

Item 10.        Certification.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 28, 1999



                                       DEUTSCHE BANK AG



                                       By: /s/ Dieter Eisele
                                          --------------------------------------
                                          Name:   Dr. Dieter Eisele
                                          Title:  Group Head of Compliance



                                       By: /s/ Rainer Grimberg
                                          --------------------------------------
                                          Name:   Dr. Rainer Grimberg
                                          Title:  Vice President

                                                               EXHIBIT 1



        Consent of Deutsche Gesellschaft fur Wertpapiersparen (DWS) Group


                The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Gesellschaft fur Wertpapiersparen (DWS) Group and Deutsche Gesellschaft fur Wertpapiersparen mbH pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934.

Dated:  January 28, 1999



                                       DEUTSCHE GESELLSCHAFT FUR
                                         WERTPAPIERSPAREN (DWS) GROUP



                                       By: /s/ Udo Behrenwaldt
                                          --------------------------------------
                                          Name:   Udo Behrenwaldt
                                          Title:  Managing Director



                                       By: /s/ Matthias Geuckler
                                          --------------------------------------
                                          Name:   Matthias Geuckler
                                          Title:  Head of Compliance (DWS)

                                                                 EXHIBIT 2



            Consent of Deutsche Gesellschaft fur Wertpapiersparen mbH


                The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Gesellschaft fur Wertpapiersparen (DWS) Group and Deutsche Gesellschaft fur Wertpapiersparen mbH pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934.

Dated:  January 28, 1999



                                       DEUTSCHE GESELLSCHAFT FUR
                                         WERTPAPIERSPAREN MBH



                                       By: /s/ Udo Behrenwaldt
                                          --------------------------------------
                                          Name:   Udo Behrenwaldt
                                          Title:  Managing Director



                                       By: /s/ Matthias Geuckler
                                          --------------------------------------
                                          Name:   Matthias Geuckler
                                          Title:  Head of Compliance (DWS)